EXHIBIT 99.1

Tandy Brands Accessories, Inc.	Investor Relations:
J.S.B. Jenkins	Integrated Corporate Relations
President/Chief Executive Officer	Bill Zima (203) 682-8200
(817) 548-0090	Media Relations:
britt_jenkins@tandybrands.com	Monarch Communications, Inc.
Jeff Siegel (516) 569-4271
TANDY BRANDS ACCESSORIES ANNOUNCES INCREASE TO
QUARTERLY DIVIDEND
— Quarterly Dividend to Increase 45% to $0.04 —
ARLINGTON, TX, February 1, 2007 — Tandy Brands Accessories, Inc. (Nasdaq GM:TBAC) today announced that the Board of Directors has increased the Company’s regular quarterly dividend 45% to $0.04 per share, payable on April 20, 2007 to shareholders of record on March 30, 2007. The previous quarterly dividend was $0.0275 per share.
J.S.B. Jenkins, President and Chief Executive Officer commented, “We are proud to increase our quarterly dividend payment. Today’s announcement by our Board reflects our improved financial position and further reinforces our commitment to enhancing shareholder value.”
About Tandy Brands Accessories, Inc.
Tandy Brands Accessories, Inc. designs, manufactures and markets fashion accessories for men, women and children. Key product categories include belts, wallets, handbags, suspenders, neckwear, gifts and sporting goods. Merchandise is sold under various national brand names as well as private labels to all major levels of retail distribution, including the ROLFS e-commerce web site at www.rolfs.net.
Safe Harbor Language
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the industry in general and in the Company’s specific market areas, inflation, changes in costs of goods and services and economic conditions in general and in the Company’s specific market area. Those and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.